EXHIBIT 8.1

[KUTAK ROCK LLP LETTERHEAD]

April 14, 2003

Bank of the Ozarks, Inc.

12615 Chenal Parkway

Little Rock, AR 72211

Ladies and Gentlemen:

We have acted as special tax counsel to Bank of the Ozarks, Inc., an Arkansas corporation (“Ozark”), in connection with (i) the proposed merger (the “Merger”) of RVB Bancshares, Inc., an Arkansas corporation (“RVB Bancshares”), with and into Ozark, pursuant to the terms of the Agreement and Plan of Merger, dated as of March 11, 2003, by and among Ozark and RVB Bancshares (the “Merger Agreement”) and (ii) the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which includes the proxy statement/prospectus of Ozark and RVB Bancshares (the “Proxy statement/prospectus”). This opinion is provided pursuant to the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

INFORMATION RELIED UPON

In rendering the opinion set forth herein, and with your consent, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, the Proxy statement/prospectus, and the representations (which, with your consent, we have neither investigated nor verified) given to us by certificate, dated April 14, 2003, by an officer of Ozark and by certificate, dated April 14, 2003, by an officer of RVB Bancshares (collectively, the “Certificates”). In addition, we have examined such other documents, agreements, and certificates and made such investigations of law and fact as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have, with your consent, relied upon the accuracy and completeness of (i) the statements and representations made by Ozark and RVB Bancshares in the Merger Agreement, the Proxy statement/prospectus, the Certificates and such other documents reviewed by us and (ii) the Proxy statement/prospectus, and we have

Bank of the Ozarks, Inc.

April 14, 2003

assumed, with your consent, that such will be complete and accurate through the date hereof and will continue to remain complete and accurate as of the Effective Time. In addition, we have assumed, with your consent, that the statements contained in the Certificates are complete and accurate on the date hereof and will be complete and accurate as of the Effective Time, and that any representation made in any of the documents referred to herein “to the best of the knowledge and belief” (or similar qualification) of any person or party is now and will be as of the Effective Time complete and accurate without such qualification. We have also assumed, with your consent, that the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Proxy statement/prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the State of Arkansas.

Unless specified, capitalized terms used herein shall have the meanings assigned to them in the Proxy statement/prospectus or the appendices thereto (including the Merger Agreement). All references herein to the “Code” are to the Internal Revenue Code of 1986, as amended.

OPINION

On the basis of the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

(i)	The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

(ii)	Ozark and RVB Bancshares will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

The opinion expressed herein is based upon the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of this letter, and all of which are subject to change, which changes may be retroactively applied. There can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court. In addition, our opinion is based upon the documents that we have examined, the additional information that we have obtained, and the facts set out in the Certificates that we have assumed, with your consent, to be true and correct. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate, or if any of the facts set out in the Certificates is, or later becomes, inaccurate. Our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

Bank of the Ozarks, Inc.

April 14, 2003

This letter is furnished to you for use in connection with the Merger, as described in the Merger Agreement and the Proxy statement/prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the reference to our firm under the heading “THE MERGER–Certain U.S. Federal Income Tax Consequences” in the Proxy statement/prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/    KUTAK ROCK LLP